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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER



         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of March 25, 2003, by and between InvestorsBancorp, Inc., a Wisconsin corporation ("INVB"), and Investors Subsidiary, Inc., a Wisconsin corporation ("NEWCO").

                                    RECITALS

         A. INVB is a corporation duly organized and existing under the laws of the State of Wisconsin, having authorized capital stock consisting of 9,000,000 shares of common stock, par value $0.01 per share (the "INVB COMMON STOCK"), of which 994,187 shares are currently issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.01 per share (the "INVB PREFERRED STOCK"), of which no shares are currently issued and outstanding.

         B. Newco is a newly-formed, wholly-owned subsidiary of INVB, duly organized and existing under the laws of the State of Wisconsin, having authorized capital stock consisting of 100 shares of common stock, par value $0.01 per share (the "NEWCO STOCK"), of which one share is currently issued and outstanding.

         C. The boards of directors of INVB and Newco deem it advisable and to the benefit of INVB and Newco and their respective shareholders that INVB and Newco participate in a merger (the "MERGER") in accordance with the provisions of Section 180.1104 of the Wisconsin Business Corporation Law (the "WBCL"), pursuant to which Newco shall merge with and into INVB and the separate corporate existence of Newco shall cease.

         In consideration of the foregoing premises and the mutual promises, covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         SECTION 1.1 DEFINITIONS. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

         (a) "AFFILIATE" means with respect to a particular Person, any other Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person.

         (b) "BUSINESS DAY" means any day except Saturday, Sunday and any day on which InvestorsBank is authorized or required by law or other government action to close.

         (c) "CODE" means the United States Internal Revenue Code of 1986.

         (d) "CONTRACT" means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding.


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         (e) "CONSENT" means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Legal Requirement, Order or permit.

         (f) "DEFAULT" means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Legal Requirement, Order or permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Legal Requirement, Order or permit, or (iii) any occurrence of any event that, with or without the passage of time or the giving of notice or both, would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any Contract, Legal Requirement, Order or permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on INVB or Newco, as applicable.

         (g) "EXCHANGE ACT" means the Securities Exchange Act of 1934.

         (h) "GAAP" means U.S. generally accepted accounting principles, consistently applied during the periods involved.

         (i) "INDIVIDUAL AFFILIATE" means, with respect to an individual, (i) such individual's spouse and their respective siblings, (ii) such individual's children, and grandchildren, and any of their respective spouses, (iii) any trust primarily for the benefit of any of the foregoing, and (iv) any profit sharing or similar plan or trust or retirement account in which such individual participates.

         (j) "KNOWLEDGE" with respect to:

          (i) an individual means that such person will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter; and

          (ii) a Person (other than an individual) means that such Person will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director or officer or manager of such Person (or in any similar capacity) has Knowledge of such fact or other matter.

         (k) "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, including the United States banking laws, rules and regulations and the banking laws, rules and regulations of the State of Wisconsin.

         (l) "MATERIAL ADVERSE EFFECT," with respect to any Person, means any event, change or occurrence that, individually or together with any other event, change of occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Person and its subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the Merger, in each case other than any change, effect, event or occurrence to the extent arising from or relating to (A) the United States or the banking industry in general, (B) changes in GAAP or regulatory accounting principals generally applicable to banks and their holding companies, (C) actions taken pursuant to the obligations of the parties expressly set forth in this Agreement or (D) general economic conditions.

         (m) "ORDER" means any award, decision, directive, injunction, judgment, memorandum, order, regulatory agreement, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.




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         (n) "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Regulatory Authority.

         (o) "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         (p) "REGULATORY AUTHORITIES" means any federal, state or local governmental body, agency or authority that under applicable statutes and regulations: (i) has supervisory, judicial, administrative, police, taxing or other power or authority over Newco or INVB; (ii) is required to approve, or give its Consent to the Merger; or (iii) with which a filing must be made in connection therewith, including in any case, the SEC, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation.

         (q) "SCHONATH SHARES" means the shares of INVB Common Stock held by George Schonath and his Individual Affiliates.

         (r) "SEC" means the United States Securities and Exchange Commission.

         (s) "THREATENED" means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

SECTION 1.2 PRINCIPLES OF CONSTRUCTION.

         (a) In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor's sole discretion;
(ii) references to a statute shall refer to the statute and any successor statute, as amended from time to time, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time;
(iii) in computing periods from a specified date to a later specified date, the words "from" and "commencing on" (and the like) mean "from and including," and the words "to," "until" and "ending on" (and the like) mean "to, but excluding";
(iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Waukesha, Wisconsin time; (vi) "including" means "including, but not limited to"; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; and (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

         (b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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                                   ARTICLE II
                           BASIC TERMS OF TRANSACTION

         SECTION 2.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Newco shall be merged with and into INVB pursuant to the provisions of Section 180.1104 of the WBCL, with INVB continuing as the surviving corporation (INVB, as the surviving corporation resulting from the Merger, the "SURVIVING CORPORATION").

         SECTION 2.2 TIME OF CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") will take place at 10:00 a.m., Central time, on the date that the Effective Time occurs, or at such other time as the parties may mutually agree. The Closing shall be held at such location as may be mutually agreed by the parties.

         SECTION 2.3 EFFECTIVE TIME. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time (the "EFFECTIVE TIME") the Articles of Merger ("ARTICLES OF MERGER") reflecting the Merger shall become effective with the Secretary of State of the State of Wisconsin.

         SECTION 2.4 WBCL. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the WBCL, this Agreement and the Articles of Merger. From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of INVB and Newco, all as provided under the WBCL, this Agreement and the Articles of Merger.

         SECTION 2.5 ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of INVB, as in effect immediately prior to the Effective Time, shall be amended and restated in the form attached as Exhibit A, by operation of this Agreement and by virtue of the Merger, without any further action by the shareholders or directors of INVB and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the WBCL.

         SECTION 2.6 BYLAWS. At the Effective Time, the bylaws of INVB, as in effect immediately prior to the Effective Time, shall be amended and restated in the form attached as Exhibit B, by operation of this Agreement and by virtue of the Merger, without any further action by the shareholders or directors of INVB and, as so amended, such bylaws shall be the bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof, the Articles of Incorporation of the Surviving Corporation and the WBCL.

         SECTION 2.7 DIRECTORS AND OFFICERS. The directors of Newco holding office immediately prior to the Effective Time and the officers of INVB holding office immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation's Articles of Incorporation and bylaws.

         SECTION 2.8 OFFICES. The offices and facilities of INVB immediately prior to the Merger shall be the offices and facilities of the Surviving Corporation immediately following the Merger.


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                                  ARTICLE III
           EFFECT OF THE MERGER ON THE CAPITAL STOCK OF INVB AND NEWCO

         SECTION 3.1 INVB STOCK. Subject to the provisions of this Agreement, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time, (a) each share of INVB Common Stock owned of record by each shareholder of INVB, other than any Schonath Shares, shall cease to be outstanding and shall be converted into the right to receive from INVB a cash payment in the amount of $14.20 (less any required payment of taxes, the "CASH PAYMENT"); and (b) each of the Schonath Shares will represent one share of common stock of the Surviving Corporation.

         SECTION 3.2 NEWCO STOCK. Subject to the provisions of this Agreement, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time, each share of Newco Stock will be canceled, and the holder thereof will be entitled to receive $1.00 in cash per share of Newco Stock.

         SECTION 3.4 OPTIONS.


         (a) INVB shall take all actions necessary to provide that, immediately prior to the Effective Time, (i) each then outstanding option (each, an "OPTION" and collectively, the "OPTIONS") to purchase or acquire shares of INVB Common Stock under the InvestorsBancorp Inc. 1997 Equity Incentive Plan (the "EQUITY PLAN"), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each Option which is then outstanding shall be canceled as of the Effective Time and (iii) in consideration of such cancellation, each Option shall, as of the Effective Time, represent for all purposes only the right to receive in cash, with respect to each Option, an amount (net of any applicable withholding tax) equal to the differences between the Cash Payment and the per share exercise price of such Option to the extent such difference is a positive number, multiplied by the number of shares of INVB Common Stock subject to such Option (such amount in cash as described above being hereinafter referred to as the "OPTION PAYMENT"), payable as provided in
SECTION 3.4(b).

         (b) Upon the Effective Time, INVB shall pay to each holder of an Option the Option Payment (net of any applicable withholding tax and without any interest thereon) in respect thereof; provided, however, that with respect to any Person subject to Section 16(a) of the Exchange Act, such Option Payment shall not be payable until the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act, but shall be paid as soon as practicable thereafter. No interest shall be paid or accrued on the Option Payment. Until settled in accordance with the provisions of this SECTION 3.4(b), each Option shall be deemed at any time after the Effective Time to represent for all purposes only the right to receive the Option Payment.

         (c) Prior to the Effective Time, INVB shall take all action necessary (including causing the Board of Directors of INVB or any subsidiary (or any respective committees thereof) to take


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such actions) as are allowed by the Equity Plan to ensure that (i) following the
Effective Time, no holder of an Option nor any party to or participant in the Equity Plan shall have any right thereunder to acquire equity securities of INVB or any subsidiary and (ii) the Equity Plan shall terminate as of the Effective Time.

         SECTION 3.5 WARRANTS. At the Effective Time, the warrant (the "WARRANT") issued to the Schonath Family Partnership, a limited partnership, and exercisable for the purchase of 105,000 shares of INVB Common Stock, shall remain outstanding and become an obligation of the Surviving Corporation.

         SECTION 3.6 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of INVB shall be closed and there shall be no further registration of transfers of shares of INVB Common Stock thereafter on the records of INVB.

                                   ARTICLE IV
                               EXCHANGE OF SHARES

         SECTION 4.1 PAYING AGENT. Prior to the Effective Time, INVB shall appoint a United States bank or trust company to act as paying agent (the "PAYING AGENT") for the payment of funds in amounts and at times necessary for the payment of the Cash Payment to the shareholders of INVB, and immediately following the Effective Time, the Surviving Corporation shall deposit, or shall cause to be deposited, with the Paying Agent the funds, in amounts and at times necessary for the payment of the Cash Payment to the shareholders of INVB, in a separate fund (the "PAYMENT FUND") established for the benefit of the shareholders of INVB, for payment in accordance with this ARTICLE IV, through the Paying Agent. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares of INVB Common Stock shall be entitled under this Agreement, the Surviving Corporation shall take all steps necessary to deposit, or cause to be deposited, in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

         SECTION 4.2 EXCHANGE PROCEDURES.

         (a) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented shares of INVB Common Stock immediately prior to the Effective Time (the "CERTIFICATES") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Paying Agent). Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, or an "agents message" in the case of a book entry transfer, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in respect thereof cash in an amount equal to the product of (a) the number of shares of INVB Common Stock formerly represented by such Certificate, multiplied by (b) the Cash Payment, less any required withholding taxes, and the Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the Cash Payment payable upon the surrender of any Certificate. If any holder of a Certificate shall be unable to surrender such holder's Certificate because such Certificate has been lost, mutilated or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Corporation and the Paying Agent. If payment is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a


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Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

         SECTION 4.3 DEDUCTIONS/WITHHOLDING. Each of the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of INVB Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that any amounts are so withheld by the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of INVB Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Paying Agent, as the case may be.

         SECTION 4.4 TERMINATION OF PAYMENT FUND; INTEREST. Any portion of the Payment Fund that remains undistributed to the holders of shares of INVB Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of INVB Common Stock who has not theretofore complied with this ARTICLE IV and the instructions set forth in the letter of transmittal mailed to such holder after the Effective Time shall thereafter look only to the Surviving Corporation for payment of the Cash Payment to which such holder is entitled. All interest accrued in respect of the Payment Fund shall inure to the benefit of and be paid to the Surviving Corporation.

         SECTION 4.5 LIMITATION OF LIABILITY. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Paying Agent shall be liable to a holder of INVB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF INVB

         SECTION 5.1 CORPORATE ORGANIZATION, AUTHORIZATION, ETC. INVB is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has full corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its material assets. INVB is duly registered with the Board of Governors of the Federal Reserve System as a bank holding company under the Bank Holding Company Act of 1956. INVB is duly qualified or licensed to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed and in good standing would not have a Material Adverse Effect on INVB. INVB has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by INVB and is a valid and binding agreement of INVB in accordance with its terms, subject to laws relating to creditors' rights generally.

         SECTION 5.2 AUTHORIZED AND OUTSTANDING STOCK. The authorized capital stock of INVB consists of 9,000,000 shares of INVB Common Stock, and 1,000,000 shares of INVB Preferred Stock. As of the date hereof, (i) 994,187 shares of INVB Common Stock are outstanding, and all of such shares are fully paid, validly issued and nonassessable, and (ii) no shares of INVB Preferred Stock are outstanding. As of the date hereof, 100,000 shares of INVB Common Stock are reserved for issuance pursuant to the Equity Plan, of which 20,690 were subject to outstanding Options, and 105,000 shares of INVB Common Stock are reserved for issuance in connection with the Warrant. Except as otherwise provided herein, INVB does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, commitments or agreements to issue any additional shares of its capital stock, including any right of conversion or exchange


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under any outstanding security or other instrument, and INVB is not obligated to issue any shares of its capital stock for any purpose. There are no unsatisfied preemptive rights with respect to INVB Stock.

         SECTION 5.3 CONSENTS OF REGULATORY AUTHORITIES. Other than (i) filings with the SEC required for "going private" transactions; (ii) filings and Consents required by the Board of Governors of the Federal Reserve System; (iii) the filing of this Agreement or Articles of Merger with corporate and Regulatory Authorities, as appropriate; and (iv) other Consents, filings or notifications that, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on INVB, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by INVB of the Merger and the other transactions contemplated by this Agreement.

         SECTION 5.4 NO BREACH. Neither the execution and delivery of this Agreement by INVB, nor the consummation by INVB of the transactions contemplated hereby, nor compliance by INVB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of INVB's Articles of Incorporation or bylaws or any resolution adopted by the board of directors or the shareholders of INVB, or (ii) constitute or result in a Default under or result in the creation of any lien on any asset of INVB under, any Contract or permit of INVB, where such Default or lien is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on INVB.

         SECTION 5.5 COMPLIANCE WITH LAWS. INVB has in effect all permits necessary for it to own, lease or operate its material assets and to carry on its business as now conducted, except for those permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on INVB, and there has occurred no Default under any such permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect on INVB. INVB:

         (a) is not in Default under any of the provisions of its Articles of Incorporation or bylaws;

         (b) is not in Default under any Legal Requirement, Order or permit applicable to its business, except for Defaults that could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect on INVB; and

         (c) since January 1, 2001, has not received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that INVB is not, or may not be, in compliance with any Legal Requirement, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on INVB, (ii) threatening to revoke any permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on INVB, or (iii) requiring INVB to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its employment decisions, its employment safety practices, its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         SECTION 5.6 PROCEEDINGS. There is no Proceeding instituted or pending, or, to the Knowledge of INVB, Threatened (or unasserted but considered probable of assertion and that if asserted would have at least a reasonable possibility of an unfavorable outcome) against INVB, or against any director or officer in their capacities as such, or against any asset, interest, or right of any of them that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on INVB, nor are there any Orders outstanding against INVB that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on INVB.


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

         SECTION 5.7 TAKEOVER LAWS. INVB has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "fair price," "business combination," "control share," or other anti-takeover laws (collectively, "TAKEOVER LAWS").

         SECTION 5.8 BOARD ACTION. The Board of Directors of INVB, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of INVB, and approved this Agreement and the transactions contemplated hereby, including the Merger.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF NEWCO

         Newco hereby represents and warrants to INVB that:

         SECTION 6.1 CORPORATE ORGANIZATION, AUTHORIZATION, ETC. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Newco is duly qualified or licensed to do business as a foreign corporation and is in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed and in good standing would have a Material Adverse Effect on Newco. This Agreement has been duly executed and delivered by Newco and is a valid and binding agreement of Newco in accordance with its terms, subject to laws relating to creditors' rights generally.

         SECTION 6.2 AUTHORIZED AND OUTSTANDING STOCK. The authorized capital stock of Newco consists of 100 shares of common stock, par value $0.01 per share. As of the date hereof, one share of Newco Stock outstanding, and SUCH share is fully paid, validly issued and nonassessable. Newco does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, commitments or agreements to issue any additional shares of its capital stock, including any right of conversion or exchange under any outstanding security or other instrument, and Newco is not obligated to issue any shares of its capital stock for any purpose. There are no unsatisfied preemptive rights in respect of Newco Stock.

         SECTION 6.3 CONSENTS OF REGULATORY AUTHORITIES. Other than (i) filings with the SEC required for "going private" transactions; (ii) the filing of this Agreement or Articles of Merger with corporate and Regulatory Authorities, as appropriate; and (iii) other Consents, filings or notifications that, if not obtained or made are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Newco, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Newco of the Merger and the transactions contemplated by this Agreement.

         SECTION 6.4 NO BREACH. Neither the execution and delivery of this Agreement by Newco, nor the consummation by Newco of the transactions contemplated hereby, nor compliance by Newco with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of Newco' Articles of Incorporation or bylaws, or (ii) constitute or result in a Default under or result in the creation of any lien on any asset of Newco under, any Contract or permit of Newco, where such Default or lien is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Newco.

         SECTION 6.5 COMPLIANCE WITH LAWS. Newco:

         (a) is not in Default under any of the provisions of its Articles of Incorporation or bylaws;

         (b) is not in Default under any Legal Requirement, except for Defaults that could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect on Newco; and

         (c) since its incorporation, has not received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that Newco is not, or may not be, in compliance with any Legal Requirement, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Newco.

         SECTION 6.6 PROCEEDINGS. There is no Proceeding instituted or pending, or, to the Knowledge of Newco, Threatened (or unasserted but considered probable of assertions and that if asserted would have at least a reasonable possibility of an unfavorable outcome) against Newco, or against any director or officer in their capacities as such, or against any asset, interest, or right of Newco that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Newco, nor are there any Orders outstanding against Newco, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Newco.

         SECTION 6.7 TAKEOVER LAWS. Newco has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Laws.

         SECTION 6.8 BOARD ACTION. The Board of Directors of Newco, at a meeting duly called and held, has by unanimous vote of the directors present (who constitute all of the directors then in office) adopted this Agreement and the transactions contemplated hereby, including the Merger.

                                  ARTICLE VII
               OBLIGATIONS PRIOR AND SUBSEQUENT TO EFFECTIVE TIME

         SECTION 7.1 SCHEDULE 13E-3. As promptly as practicable following the date of this Agreement, INVB and Newco shall file with the SEC, and shall use their reasonable best efforts to cause any of their Affiliates engaging in this transaction to file with the SEC, a Rule 13E-3 Transaction Statement on Schedule 13E-3.

         SECTION 7.2 REPORTS. Each of INVB and Newco shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. As of their respective dates, any such reports will comply in all material respects with all Legal Requirements and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 7.3 CONSENTS OF REGULATORY AUTHORITIES. INVB and Newco shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Merger. The parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

         SECTION 7.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each of INVB and Newco agrees to use, and to cause its subsidiaries, if any, to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Legal Requirements to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in ARTICLE VIII; provided, however, that nothing herein shall preclude either party from exercising its rights under this Agreement.

         SECTION 7.5 PRESS RELEASES. INVB and Newco shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement; provided, however, that nothing in this SECTION 7.5 shall prohibit any party from making any disclosure that is necessary or advisable in order to comply with such party's disclosure obligations under any applicable Legal Requirements.

         SECTION 7.6 FURTHER ASSURANCES. Each party hereto agrees to execute and deliver such instruments and take such other party may reasonably require in order to carry out the intent of this Agreement. Each party shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

                                  ARTICLE VIII
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF INVB

         The obligation of INVB to consummate the Merger and to take the other actions required to be taken by INVB at the Effective Time are subject to the satisfaction of each of the following conditions (any of which may be waived by INVB, in whole or in part):

         SECTION 8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of Newco set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Effective Time, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects.

         SECTION 8.2 NEWCO'S PERFORMANCE. Newco shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Effective Time, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality, Newco shall have performed and complied in all respects with such covenants and obligations.

         SECTION 8.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by Newco in connection with the Merger, and all documents incident thereto, shall be reasonably satisfactory in form and substance to INVB, and Newco shall have made available to INVB for examination the originals or true and correct copies of all records and documents relating to the business and affairs of Newco that INVB may reasonably request in connection with said transactions.

         SECTION 8.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Newco or INVB, or against any of the Affiliates of INVB any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, the Merger; or (b) that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger; or (c) that would reasonably be expected to have a Material Adverse Effect on Newco.

         SECTION 8.5 CONSENTS. Any Consents required to be secured by either party by the terms of this Agreement or otherwise reasonably necessary in the opinion of INVB to consummate the Merger and all necessary regulatory approvals shall have been obtained and shall be reasonably satisfactory to INVB, and all applicable waiting periods shall have expired.

         SECTION 8.6 NO INJUNCTION. There shall be no Legal Requirement or any injunction or other Order that has been adopted or issued, or has otherwise become effective, since the date of this Agreement that prohibits the Merger.

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF NEWCO

         Newco's obligation to consummate the Merger and to take the other actions required to be taken by Newco at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Newco, in whole or in part):

         SECTION 9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of INVB set forth in this Agreement shall be true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Effective Time, provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct in all material respects on and as of such earlier date, and provided further, that to the extent that such representations and warranties are made in this Agreement subject to a standard of materiality or Knowledge, such representations and warranties shall be true and correct in all respects.

         SECTION 9.2 INVB'S PERFORMANCE. INVB shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it, under the terms of this Agreement on or prior to the Effective Time, provided, however, that to the extent performance and compliance with such covenants and obligations are subject in this Agreement to a standard of materiality.

         SECTION 9.3 DOCUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken by INVB in connection with the Merger, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Newco.

         SECTION 9.4 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or Threatened against Newco or INVB, or against any of the Affiliates of Newco any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, the Merger; or (b) that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger; or (c) that would reasonably be expected to have a Material Adverse Effect on INVB.

         SECTION 9.5 CONSENTS. Any Consents required to be secured by either party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Newco to consummate the Merger and all necessary regulatory approvals shall have been obtained and shall be reasonably satisfactory to Newco, and all applicable waiting periods shall have expired.

         SECTION 9.6 NO INJUNCTION. There shall be no Legal Requirement or any injunction or other Order that has been adopted or issued, or has otherwise become effective, since the date of this Agreement that prohibits the Merger.

                                   ARTICLE X
                                   TERMINATION

         SECTION 10.1 RIGHT OF TERMINATION. Anything herein to the contrary notwithstanding, prior to filing of this Agreement or Articles of Merger with the Secretary of State of the State of Wisconsin, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time by the mutual consent in writing of the boards of directors of INVB and Newco.

         SECTION 10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to this ARTICLE X, the same shall be of no further force or effect and there shall be no liability by reason of this Agreement or the termination thereof on the part of Newco, INVB or any of the directors, officers, employees, or agents, or shareholders of any of them, except as to any liability for breach of any duty, representation, warranty or obligation under this Agreement arising prior to the date of termination.

                                   ARTICLE XI
                                  MISCELLANEOUS

         SECTION 11.1 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the State of Wisconsin applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

         SECTION 11.2 BROKERS. Except for Wipfli Ullrich Bertelson LLP, each of INVB and Newco represents and warrants that neither it not any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         SECTION 11.3 ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS. No party may assign any of its rights under this Agreement to any other Person without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         SECTION 11.4 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law: (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         SECTION 11.5 MODIFICATION. This Agreement may only be amended by a written agreement executed by both parties.

         SECTION 11.6 NOTICES. All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopy communication) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by certified mail (return receipt requested) with first class postage prepaid or by facsimile if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail as required in this Section:

                  (a)      If to INVB, to:

                           InvestorsBancorp, Inc.
                           W239 N1700 Busse Road
                           Waukesha, WI  53188-1160
                           Attention:  Mr. George R. Schonath
                           Facsimile:  (262) 523-4193


                  (b)      if to Newco, to:

                           Investors Subsidiary, Inc.
                           W239 N1700 Busse Road
                           Waukesha, WI  53188-1160
                           Attention:  Mr. George R. Schonath
                           Facsimile:  (262) 523-4193


                  with a copy to:

                           Barack Ferrazzano Kirschbaum
                              Perlman & Nagelberg LLC
                           333 W. Wacker Drive, Suite 2700
                           Chicago, Illinois  60606
                           Facsimile:  (312) 984-3150
                           Attention:  John E. Freechack, Esq.


or to such other Person or place as INVB or Newco shall furnish in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile, on the next Business Day if also confirmed by mail in the manner provided in this Section.

         SECTION 11.7 ENTIRE AGREEMENT. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

         SECTION 11.8 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Merger is adversely affected thereby.

         SECTION 11.9 COUNTERPARTS. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         SECTION 11.10 SURVIVAL. None of the representations and warranties set forth in this Agreement shall survive the Effective Time.



                      [THIS SPACE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the day and year first written above.

INVB:                                                              NEWCO:
INVESTORSBANCORP, INC., a Wisconsin corporation                    INVESTORS SUBSIDIARY, INC., a Wisconsin corporation

By: /s/ GEORGE R. SCHONATH                                         By: /s/ GEORGE R. SCHONATH
   --------------------------------------------------                 ----------------------------------------------------
Name: George R. Schonath                                           Name: George R. Schonath
     ------------------------------------------------                   --------------------------------------------------
Title: Chief Executive Officer                                     Title: President
      -----------------------------------------------                    -------------------------------------------------